SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]
Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

_X_  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
___  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                 CET ENVIRONMENTAL SEVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                       CET ENVIRONMENTAL SERVICE, INC.
                   (Name of Person(s) Filing Proxy Statement)

                                                          PRELIMINARY COPY

                       CET ENVIRONMENTAL SERVICES, INC.
                           7670 South Vaughn Court
                          Englewood, Colorado 80112
                                (303) 708-1360

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 2, 1998

TO THE SHAREHOLDERS OF CET ENVIRONMENTAL SERVICES, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of CET Environmental Services, Inc., a California corporation (the "Company"), will be held at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado, on Tuesday, June 2, 1998, at 9:00 a.m., Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Grant Thornton LLP, as the Company's independent auditors; and

     3. The approval of an amendment to the Company's Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of no par value Preferred Stock in such amounts, in one or more series, and with such designations, preferences, limitations and relative rights for each series as the Board of Directors shall determine.

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the no par value common stock of the Company of record at the close of business on April 27, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   STEVEN H. DAVIS, PRESIDENT
Englewood, Colorado
April 27, 1998

                       CET ENVIRONMENTAL SERVICES, INC.
                           7670 South Vaughn Court
                          Englewood, Colorado 80112
                                (303) 708-1360
                        ______________________________

                               PROXY STATEMENT
                        ______________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 2, 1998

                             GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of CET Environmental Services, Inc., a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado, on Tuesday, June 2, 1998, at 9:00 a.m., Mountain Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about May 7, 1998.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the year ended December 31, 1997, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                       SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on April 27, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 27, 1998, the Company had 5,809,485 shares of its no par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting. Under California law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination. Therefore, in voting for directors, each outstanding share of Common Stock would be entitled to five votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Annual Meeting of the intention to cumulate votes.

     The proxy holders (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of April 10, 1998, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director of the Company, and Nominee for Director, and by all Directors, Nominees for Director and Officers of the Company as a group. Information as to beneficial owner-ship is based upon statements furnished to the Company by such persons.

    NAME AND ADDRESS               AMOUNT AND NATURE OF             PERCENT
  OF BENEFICIAL OWNERS             BENEFICIAL OWNERSHIP             OF CLASS
------------------------           --------------------             --------
Craig C. Barto                         703,554                        12.1%
2440 Bayshore Drive
Newport Beach, CA 92663

Douglas W. Cotton                      635,314 (1)                    11.0%
Four Bowditch
Irvine, CA 92720

Steven H. Davis                      1,262,563 (2)                    21.7%
7625 S. Yampa Street
Aurora, CO 80016

John G. L. Hopkins                     550,125                         9.5%
120 West Dayton #A-7
Edmonds, WA  98020

Robert A. Taylor                        10,496                         0.2%
9870 East Alameda
Denver, CO 80231

Rick C. Townsend                        20,000 (3)                     0.3%
10816 Eagle Crest Court
Parker, CO 80134

All directors, nominees for          3,182,052                        54.6%
director and executive officers
as a group (6 persons)

__________________

(1) Includes 1,000 shares underlying stock options exercisable within 60 days held by Mr. Cotton's wife.

(2) Includes 1,000 shares held by the wife of Mr. Davis. Also includes 73,656 shares held by relatives of Mr. Davis of which he disclaims beneficial ownership.

(3) Represents shares underlying stock options exercisable within 60 days held by Mr. Townsend.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     Effective at the Annual Meeting of Shareholders the number of Directors of the Company will be set at five members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their succes-sors are elected and qualified or until their earlier death, resignation or removal. Each of the current members of the present Board of Directors has been nominated for reelection, except for John G. L. Hopkins who has requested that his term as a Director end at the Annual Meeting of Shareholders. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the speci-fications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                          POSITIONS AND OFFICES
      NAME              AGE            HELD AND TERM AS A DIRECTOR
-----------------      ----      ------------------------------------------
Craig C. Barto          39       Director since 1991

Douglas W. Cotton       47       Executive Vice President, Chief Operating
                                 Officer, Secretary and Director since 1991

Steven H. Davis         44       Chief Executive Officer, President
                                 and Director since 1991

Robert A. Taylor        52       Director since 1996

Rick C. Townsend        47       Executive Vice President, Chief Financial
                                 Officer, Secretary and Director since 1997

         There is no family relationship between any Director, Nominee for Director or Executive Officer of the Company.

         The Company has no Nominating Committee, but does have an Audit Committee, an Executive Committee and a Compensation Committee.

         The Audit Committee presently consists of Craig C. Barto and Robert A. Taylor. The Audit Committee reviews financial statements and data with the Company's independent accountants before the information and data are released to the public. During 1997, the Audit Committee met two (2) times.

         The Executive Committee consists of Steven H. Davis, John G.L. Hopkins, Douglas W. Cotton and Rick C. Townsend. The Executive Committee has authority, during the intervals between the meetings of the Board of Directors, in the management of the business and affairs of the Company not contrary to the specific direction of the Board of Directors and except as provided by the Company's Bylaws. During 1997, the Executive Committee held in excess of ten(10) meetings.

         The Compensation Committee presently consists of Craig C. Barto and Robert A. Taylor. The Compensation Committee reviews compensation matters relating to the Executive Officers of the Company and makes recommendations to the Board of Directors, and administers the Company's Incentive Stock Option Plan. The Compensation Committee was formed in December 1997, and did not meet during the year ended December 31, 1997.

         Rick C. Townsend currently serves as an advisor to the Audit Committee, and Steven H. Davis serves as an advisor to the Compensation Committee.

         Set forth below are the names of all directors, nominees for director and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

         CRAIG C. BARTO has been a Director of the Company since 1991. He is also the President and Chairman of the Board of Directors of Signal Hill Petroleum, Inc., Barto/Signal Petroleum, Inc., Signal Hill Operating, Inc., and Signal Oil and Refining, Inc., which operate businesses such as Paramount and Fletcher oil refineries. A graduate of UCLA with a degree in Economics, Mr. Barto was instrumental in the growth of the Signal Hill Petroleum companies in the oil business in 1979 with the reclamation of a marginal operation in the West Newport Oil Field in Orange County, California. In addition to the oil and gas operations, Mr. Barto is also responsible for the commercial and residential development of over 100 acres of some of the last undeveloped hilltop property in Southern California.

         DOUGLAS W. COTTON has served as the Company's Executive Vice President and a Director since 1991 and is responsible for all aspects of the Company's operations in the Southwest, and provides guidance for marketing and sales to commercial clients nationwide. He was appointed Chief Operating Officer in October, 1996. Prior to joining the Company, Mr. Cotton served as Vice President of Ecova Corporation and worked for 13 years at IT Corporation where he held various positions culminating in serving as General Manager for the Gulf Coast Region. He has more than 20 years of experience managing on-site biological, chemical and physical remediation of hazardous wastes in sludge, soil and groundwater using a variety of innovative technologies. His knowledge of the industry has been gained at more than 100 remediation projects ranging from $100,000 to $45 million, including Superfund sites, emergency response cleanups and large excavation/on-site treatment projects.

         STEVEN H. DAVIS has served as the Company's Chief Executive Officer, President and a Director since 1991. Prior to that time he was operating partner of Lincoln Property Company which developed over 3 million square feet of buildings in California, Nevada and Colorado. He has almost 20 years of experience in construction, financing and developing industrial real estate. Mr. Davis graduated from Brown University with an emphasis in Economics and obtained an MBA from the University of Southern California. As President,
Mr. Davis manages the Company's business affairs and has been instrumental in securing financing, negotiating bonding agreements, projecting and analyzing the feasibility of expansion, mergers and acquisitions, and formulating business relationships with customers, financial entities and the legal community.

         ROBERT A. TAYLOR has been a Director of the Company since 1996. He is a veterinarian and manages the Alameda East Veterinary Hospital in Denver, Colorado which he started in 1971. Currently, Alameda East Veterinary
Hospital employs 55 persons and provides a small animal practice specializing in orthopedic and rehabilitation services. Dr. Taylor received a B.S. degree in Animal Science from Texas A&M University in 1969, a D.V.M. degree from
Texas A&M University in 1970, and a M.S. degree in Veterinary Surgery from Colorado State University in 1978.

         RICK C. TOWNSEND has been Executive Vice President and Chief Financial Officer of the Company since November 1996, a Director since May 1997, and Secretary since January 1998. From 1992 until October 1996, Mr. Townsend held the position of Vice President and Chief Financial Officer for the international operations of CH2M HILL, a major environmental consulting and engineering firm. In that role, Mr. Townsend managed all financial and administrative affairs for the unit. He also assisted in securing financing for international environmental and infrastructure projects, including water and wastewater treatment systems in Brazil and Canada. From 1990 until 1992, Mr. Townsend served as Vice President for The Futures Corporation, a business development and management services company. From 1974 until 1988, Mr. Townsend was employed by Morrison Knudsen Corporation where he held several positions including General Director and Group Business Manager of Morrison Knudsen Technologies. In these positions, he was exposed to several business sectors relevant to the Company's environmental contracting operations. Mr. Townsend received a degree in Economics from the University of California at Los Angeles in 1973.

         JOHN G.L. HOPKINS served as the Company's Senior Vice President-Federal Programs and General Manager since 1990 and as a Director since 1991. Mr. Hopkins has advised the Company that effective July 1, 1998, he will retire as an officer. He has agreed to continue to provide services to the Company on a consulting basis, as needed. From 1990 to October 1996, he was also Chief Operating Officer. Since October 1996 he has been Senior Vice President - Federal Programs. With more than 20 years of experience in managing large-scale hazardous waste remediation projects, Mr. Hopkins is presently responsible for the Company's operations in the Northwest and all Federal government programs. Previously, he held senior management positions with Hydro-Search, Inc., Riedel Environmental Services, Inc. and IT Corporation.
Mr. Hopkins has managed more than 500 remedial action projects in 24 states and has negotiated and managed three large multi-year indefinite delivery contracts with the EPA totaling more than $350 million. Mr. Hopkins graduated from the University of Southern California in 1973 with a Bachelor of Science degree in Chemistry and Biological Sciences. His publications include work involving sampling protocols and emergency response. He is 49 years old.

         The Company's Board of Directors held four (4) meetings during the year ended December 31, 1997. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

         The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for June 2, 1998. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

         No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

         Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, four persons who were officers and directors of the Company failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year. Steven H. Davis and John G. L. Hopkins each filed two late reports each of which reported one transaction; Douglas W. Cotton filed two late reports which reported a total of four transactions; and Craig C. Barto filed one late report reporting one transaction.

                                 COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995, by the Company's President and each other executive officer whose compensation exceeded $100,000 during such years.

                          SUMMARY COMPENSATION TABLE
                                                            LONG-TERM COMPENSATION
                                                     ---------------------------------
                           ANNUAL COMPENSATION            AWARDS           PAYOUTS
                     ------------------------------  ----------------- ---------------
                                                             SECURI-
                                                             TIES
                                          OTHER              UNDERLY-
                                          ANNUAL   RE-       ING               ALL
                                          COMPEN-  STRICTED  OPTIONS/          OTHER
NAME AND PRINCIPAL                        SATION   STOCK     SARs     LTIP    COMPEN-
POSITION            YEAR SALARY   BONUS   <FN1>    AWARD(S)  (NUMBER) PAYOUTS SATION
------------------  ---- ------   -----   ------   --------  -------- ------- -------
Steven H. Davis,    1997 $ 84,907 $    0  $1,003      0          0       0     $0
Chief Executive     1996 $ 79,150 $    0  $  951      0          0       0     $0
Officer             1995 $126,160 $    0  $1,027      0          0       0     $0

John G.L. Hopkins,  1997 $123,183 $    0  $    0      0          0       0     $0
Senior Vice Presi-  1996 $125,000 $    0  $    0      0          0       0     $0
dent - Federal      1995 $124,923 $    0  $    0      0          0       0     $0
Programs

Douglas W. Cotton,  1997 $ 32,147 $    0  $  425      0          0       0     $0
Executive Vice      1996 $ 63,831 $    0  $1,038      0          0       0     $0
President and       1995 $124,000 $5,652  $1,873      0          0       0     $0
Chief Operating
Officer
                                    -6-

Rick C. Townsend,   1997 $125,587 $    0  $  958      0          0       0     $0
Chief Financial     1996 $ 16,827 $    0  $    0      0        60,000    0     $0
Officer
_______________

<FN1>
Includes matching 401K contributions by the Company and automobile expenses.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                           SECURITIES
                                           UNDERLYING       VALUE OF UNEXER-
                    SHARES                 UNEXERCISED      CISED IN-THE
                    ACQUIRED               OPTIONS          MONEY OPTIONS/
                    ON                     SARs AT FY-END   SARs AT FY-END
                    EXERCISE   VALUE       EXERCISABLE/     EXERCISABLE/
     NAME           (NUMBER)   REALIZED    UNEXERCISABLE    UNEXERCISABLE
     ----           --------   --------    --------------   ---------------
Steven H. Davis       -0-        -0-            0/0            $0 / $0
John G. L. Hopkins    -0-        -0-            0/0            $0 / $0
Douglas W. Cotton     -0-        -0-            0/0            $0 / $0
Rick C. Townsend      -0-        -0-       20,000/40,000   $53,750/$107,500

     The Company has no formal employment agreements with any of its Executive Officers. The Company does have a letter agreement with Rick C. Townsend, the Company's Chief Financial Officer, regarding his employment which provides that he is to receive an annual salary of $125,000 and bonuses based on certain net profit levels achieved by the Company. Either the Company or Mr. Townsend may terminate his employment without notice. However, Mr. Townsend is entitled to six months' severance pay on termination by the Company.

401K PLAN

     The Company has a Non-standardized Cash or Deferred Profit Sharing Plan pursuant to which all eligible employees may contribute a portion of their income. Company contributions to the Profit Sharing Plan are discretionary. The Company does, however, make a matching contribution in the amount of 25 percent of the first six percent of all elective deferrals.

STOCK OPTION PLAN

     On March 1, 1995, the Company adopted an Incentive Stock Option Plan
(the "Plan") for key personnel. A total of 550,000 shares of Common Stock are reserved for issuance pursuant to the exercise of stock options (the "Options") which may be granted to full-time employees of the Company. The Plan is currently administered by the Board of Directors. In addition to determining who will be granted Options, the Board of Directors has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board of Directors may grant Options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") and may determine when each Option becomes exercisable, the duration of the exercise period for Options and the form of the instruments evidencing Options granted under the Plan. The Board of Directors may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Board of Directors may also construe the Plan and the provisions in the instruments evidencing the Options granted under the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Board of Directors has broad discretion to determine the number of shares with respect to which Options may be granted to participants. The maximum aggregate fair market value (determined as of the date of grant) of the shares as to which the Incentive Stock Options become exercisable for the first time during any calendar year may not exceed $100,000. The Plan provides that the purchase price per share for each Incentive Stock Option on the date of grant may not be less than 100 percent of the fair market value of the Common Stock on the date of grant. However, any Option granted under the Plan to a person owning more than 10 percent of the Common Stock shall be at a price of at least 110 percent of such fair market value. During May 1995, options for 181,000 shares of Common Stock had been granted under the Plan, at an exercise price of $3.50 per share, of which options for 90,500 shares will vest over a five-year period commencing May 1, 1996 and the remaining options for 90,500 shares will vest over a five-year period only upon the occurrence of certain circumstances. On December 31, 1995, 13,500 of such remaining options were granted and immediately vested for two employees terminated in October, 1995. The Company recorded compensation expense of $20,356 and $36,596 in 1996 and 1995, respectively, relating to these options. Compensation expense of $22,361 will be recorded in future periods as these options vest over a five-year period commencing December 31, 1996. During 1996, options totaling 77,000 shares of those originally granted in May, 1995, were cancelled because the events upon which they were contingent did not occur.

     Options to purchase 5,000 shares of common stock at $3.50 per share, granted in May 1995, were canceled prior to December 31, 1995, due to the termination of the employment of one employee.

     Prior to January 1, 1996, no options were granted to any executive officer of the Company except Kathleen V. Dunlap, a former Treasurer and Chief Financial Officer. Ms. Dunlap received options for 20,000 shares in the aggregate, of which options for 10,000 shares vested during December 1995.
The remaining 10,000 options, originally scheduled to vest over a five year period only upon the occurrence of certain circumstances, were cancelled because the events upon which they were contingent did not occur.

     On January 8, 1996, the Board of Directors granted options to seven employees to purchase an aggregate of 45,000 shares. Options as to 30,000 shares vest over a five-year period commencing on the date of grant and are exercisable at $9.00 per share until 10 years after the date of grant. Options as to 10,000 shares vest over a five-year period commencing on April 10, 1997. The Options as to the remaining 5,000 shares were issued to an employee who is the wife of Douglas W. Cotton, an Officer and Director of the Company, and vest 20% immediately with the remainder vesting over a four-year period commencing on the date of grant and are exercisable at $9.90 per share until five years after the date of grant. On February 29, 1996, options to purchase 10,000 shares granted on January 8, 1996, with an exercise price of $9.00 per share were cancelled upon the termination of an employee.

     On February 21, 1996, the Board of Directors granted options to an employee to purchase up to 5,000 shares of Common Stock. These options vest over a five-year period commencing on the date of grant and are exercisable at $9.70 per share until ten years after the date of grant.

     On May 1, 1996, the Board of Directors granted an option to Keith Conti, who was then the Company's principal financial officer, to purchase 10,000 shares of Common Stock at $10.625 per share. On March 28, 1997, these options were cancelled in conjunction with the termination of Mr. Conti's employment.

     On May 14, 1996, the Board of Directors granted options to seven employees to purchase an aggregate of 22,500 shares of Common Stock at $11.875 per share. These options vest over a five year period commencing on the date of grant, and are exercisable until ten years after the date of grant.

     On November 14, 1996, the Board of Directors granted an option to Rick
C. Townsend, the Company's Executive Vice President and Chief Financial Officer to purchase 60,000 shares of Common Stock at $4.25 per share. This option vests as to 20,000 shares on each anniversary of the date of grant and expires on November 4, 2001.

     On December 2, 1996, the Board of Directors granted an option to an employee to purchase 7,500 shares of Common Stock at $5.00 per share. This option vests as to 1,875 shares on each anniversary of the date of grant and expires on December 2, 2001.

     On December 5, 1997, the Board of Directors granted options to ten employees to purchase an aggregate of 72,500 shares of Common Stock at prices ranging from $7.00 to $7.70 per share. The options vest over periods of five to six years and expire ten years after the date of grant. In connection with these grants, options to purchase 40,000 shares at an average exercise price of $10.01 per share were cancelled.

     On August 13, 1996, the Company filed a registration statement on Form S-8 to register the 550,000 shares of the Company's Common Stock reserved for the Company's Incentive Stock Option Plan.

     During 1997, unvested options totaling an aggregate amount of 25,200 shares with an average exercise price of $8.30 were cancelled due to the termination of five employees. In addition, vested options totaling 5,200 shares with an average exercise price of $5.09 were cancelled due to the termination of five employees who did not exercise their options prior to the expiration date stipulated in the option agreement.

     As of December 31, 1997, options for 80,325 shares were exercisable at prices ranging from $3.50 to $11.88 per share.

     If an optionee ceases to be employed by the Company for any reason other than death or disability, the optionee may exercise all Options within three months following such cessation to the extent exercisable on the date of cessation. If an optionee dies while employed by the Company, or during the three-month period following termination of the optionee's employment, or if the optionee becomes disabled, the optionee's Options, unless previously terminated, may be exercised, whether or not otherwise exercisable, by the optionee or his legal representative or the person who acquires the Options by bequest or inheritance at any time within one year following the date of death or disability of the optionee.

     An Option granted under the Plan is not transferable by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee, his guardian or legal representative.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires entities to calculate the fair value of stock awards granted to employees. This statement provides entities with the option of either electing to expense the fair value of employee stock-based compensation or continuing to recognize compensation expense under existing accounting pronouncements and to provide proforma disclosures of net income and, if presented, income per share, as if the above-mentioned fair market value method of accounting was used in determining compensation expense. Additionally, the statement requires that all equity awards granted to nonemployees such as suppliers of goods and services be recognized based on fair value.

     The Company has elected the proforma method of disclosure. Under this method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions for grants used in 1997 and 1996: no expected dividends; expected volatility of 74.77%; risk free interest rate of 6.07%; and expected lives of five years.

     Using these assumptions, the Company's net income(loss) and earnings(loss) per common share would have been:

                                             1997              1996
     Net income(loss)                     ---------        -----------
          As reported                     $(347,291)       $(3,756,450)
          Pro Forma                        (495,586)        (3,854,017)

     Earnings(loss) per common share
          As reported                     $   (0.06)       $     (0.74)
          Pro Forma                           (0.09)             (0.76)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     OVERVIEW AND PHILOSOPHY

     The Board of Directors approved the formation of a Compensation Committee on December 5, 1997. The Compensation Committee has responsibility to recommend salaries and short- and long-term incentive compensation levels for all executive officers. It also will administer the Company's Incentive Stock Option Plan, and will make recommendations concerning bonuses and other incentive compensation for Company personnel.

     The Compensation Committee currently consists of one independent non-employee director and one non-employee director who has an ownership interest in excess of 10% and certain other interlocking relationships as defined by the Securities and Exchange Commission. The President and CEO serves in an advisory capacity.

     The philosophy of the Compensation Committee is to provide a compensation package for each executive officer that incentivizes the individual to fully support the Company's business objective and to maximize stockholder value. These compensation packages will generally consist of a base salary, short-term incentives in the form of discretionary cash bonuses, and long-term incentives in the form of stock options.

     EXECUTIVE OFFICER COMPENSATION

     The Company's compensation program for executive officers is based on the following principals:

     * Compensation should be reflective of overall Company financial performance and an individual's contribution to the Company's success.

      *   Compensation packages should be based on competitive practices.

      * A significant portion of overall compensation should be performance based.

      * Long-term incentive compensation should be structured to closely follow increases in stockholder return.

     Prior to 1997, the CEO and one other executive officer took voluntary reductions in base salary because of financial performance difficulties. In the latter part of 1997, the Board of Directors recommended that the salaries for these individuals be reinstated to their previous levels. There were no other salary increases granted to executive officers in 1997.

     Cash bonuses are generally provided on a purely discretionary basis.
The letter of employment of Rick C. Townsend, Executive Vice President and Chief Financial Officer, provides for a bonus plan based on specific net profit provisions. In 1997, there were no bonuses paid to executive officers.

     The CEO and two other executive officers have significant ownership interests (over 5%) and as a result are highly motivated to maximize stockholder value. The executive officers are also eligible to participate in the Company's Incentive Stock Option Plan. In 1997, there were no stock options granted to executive officers.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davis has been CEO of the Company since 1991. As noted above, in 1996 he took a voluntary reduction in base salary from $125,000 to $65,000. His salary was reinstated to $125,000 in August 1997, and is currently set at that level.

     As a result of the Company not achieving profitability goals in 1997, Mr. Davis was not awarded any cash bonus, stock options or other form of incentive compensation.

     The Compensation Committee believes Mr. Davis has managed the Company well, and future compensation will be based on further improvements in Company performance.
                Compensation Committee:  Craig C. Barto
                                         Robert A. Taylor

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared using data prepared by Carl Thompson & Associates, Inc. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 Composite Index and the Peer Group (as defined below) on July 20, 1995 (the date of the Company's initial public offering).

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3.   Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows:
Sevenson Environmental Services, Inc.; Thermo Remediation, Inc.; OHM Corporation; EMCON; Versar, Inc.; and International Technology Corporation.

                       CET ENVIRONMENTAL SERVICES, INC.

                    COMPARATIVE CUMULATIVE TOTAL RETURNS
                       CET ENVIRONMENTAL SERVICES, INC.
                         S&P 500 INDEX AND PEER GROUP
                (Performance results through December 31,1997)


                   [STOCK PERFORMANCE GRAPH INSERTED HERE]


                        7/20/95     12/31/95     12/31/96     12/31/97
                        -------     --------     --------     --------
CET Environmental
  Services, Inc.        $100.00     $187.50      $115.00      $138.75
Peer Group              $100.00     $ 87.40      $ 82.83      $ 83.87
S&P 500                 $100.00     $112.52      $138.34      $184.48

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since July 1992, the Company has relied upon financing from the Birnie Trust. The mother-in-law of Steven Davis, the Company's President, is trustee of the Birnie Trust and Mr. Davis' wife is a beneficiary. The Company has borrowed funds from the Birnie Trust pursuant to promissory notes due and payable on demand with the interest payable monthly. The Birnie Trust is also an investor in the Company's private offering of debt securities, described below. The total borrowings since July 1, 1992, were $2,269,000. However, the maximum principal amount outstanding at any one time was $671,800.

     In 1997 and 1996, the Company provided services to Signal Hill Petroleum, Inc., Paramount Petroleum and Fletcher Oil in the aggregate amount of approximately $835,000 and $340,000, respectively. These services include remediation services, ground water monitoring and site investigations for existing properties and environmental assessments in relation to property acquisition. Mr. Barto, Chairman of the Company, is a 50 percent owner of these businesses.

     In March and April 1995, the Company issued debt securities in a private offering pursuant to which it raised $890,000. In exchange for each $10,000 invested, the 19 investors were given a warrant to acquire approximately 1,312 shares of Common Stock at approximately $1.20 per share, for an aggregate of 116,768 shares, and a Subordinated Note for the amount invested. The promissory notes were due on March 1, 1996, with interest of 10 percent per annum payable on the first day of each month commencing on April 1, 1995. Investors who held Subordinated Notes in the aggregate amount of $680,000 are related to Company management. The Birnie Trust held $400,000 of such Subordinated Notes and other relatives of Mr. Davis held $230,000 of such Subordinated Notes. A relative of Mr. Cotton held $50,000 of such Subordinated Notes. During August 1995, one of the Subordinated Notes in the principal amount of $80,000 was repaid. During November and December 1995, the 19 investors exercised their warrants to purchase a total of 116,768 shares of Common Stock. Eighteen (18) of the investors converted a total of $127,575 of the outstanding Subordinated Notes and one investor paid $12,600 in cash to exercise his warrant. On March 1, 1996, the remaining balances were repaid on all Subordinated Notes except for $471,800 (comprised of a $337,000 Note held by the Birnie Trust and $134,800 of Notes held by relatives of Mr. Davis) which was rolled over into new Notes, payable in one year with interest due monthly at ten percent per annum. On July 24, 1996, the Company borrowed an additional $200,000 from the Birnie Trust under a Promissory Note payable in one year at 10% interest. On December 31, 1997, the Promissory Notes to the Birnie Trust totaling $537,000 and to the relatives of Mr. Davis totaling $134,800 were extended to February 28, 1999.

     On April 30, 1996, the Company loaned $105,764.38 to John G. L. Hopkins, an Officer and Director of the Company pursuant to a demand note which bears interest at the rate of 8.25% per annum. Interest is payable monthly and principal is due on demand. Since that date, several additional advances have been made to Mr. Hopkins bringing the total amount of the loan to Mr. Hopkins to approximately $148,000 (excluding accrued interest) as of December 31, 1996. On February 27, 1997, these loans were repaid in full by Mr. Hopkins. During 1997, the Company made additional advances to Mr. Hopkins and the balance due at December 31, 1997, was $100,010. Interest is payable monthly, and principal is due on demand.

     In order to meet short-term operating needs, the Company from time to time borrows money from affiliates of the Company. On November 8, 1996, the Company borrowed $545,000 from Signal Hill Petroleum, a company controlled by Craig C. Barto, one of the Company's directors, pursuant to a 30 day note which bears interest at 10% per annum. The due date on the note was extended to January 15, 1997, then repaid in the amount of $300,000 on January 15, 1997, and $250,129 (including accrued interest) on February 27, 1997.

     All of these transactions were approved by the Board of Directors and were made on terms as fair and reasonable to the Company as those that could be obtained from non-affiliated third parties. Any future transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to the approval of a majority of the disinterested members of the Board of Directors based upon a determination that the terms are at least as favorable to the Company as those that could be obtained from unrelated parties.

                      APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Grant Thornton LLP audited the financial statements of the Company for the year ended December 31, 1997, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Share-holders. If the shareholders do not ratify the appointment of Grant Thornton LLP, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Grant Thornton LLP, will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

               AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK

DESCRIPTION OF PROPOSED AMENDMENTS

     The Company's Board of Directors has proposed an amendment to the Company's Articles of Incorporation which would authorize the Company to issue up to

5,000,000 shares of no par value preferred stock (the "Preferred Stock"). If the proposed amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's stockholders (unless required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each of such series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's common stock. No preferred stock is presently authorized by the Company's Articles of Incorporation.

     The amendment would authorize the Board of Directors to determine, among other things, with respect to each series of Preferred Stock which may be issued: (a) the distinctive designation and number of shares constituting such series; (b) the dividend rates, if any, on the shares of that series and whether dividends would be payable in cash, property, rights or securities;
(c) whether dividends would be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative and, if cumulative, the date from which dividends on the series would accumulate; (d) whether, and upon what terms and conditions, the shares of that series would be convertible into or exchangeable for other securities or cash or other property or rights; (e) whether, and upon what terms and conditions, the shares of that series would be redeemable; (f) the rights and the preferences, if any, to which the shares of that series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Company; (g) whether a sinking fund would be provided for the redemption of the series and, if so, the terms of and amounts payable into such sinking fund; (h) whether the holders of such securities would have voting rights and the extent of those voting rights; (i) whether the issuance of any additional shares of such series, or of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series; and (j) any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. Holders of the Company's common stock have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future. The proposed amendment would not change the number of shares of common stock currently authorized (20,000,000 shares), of which 5,809,485 shares were outstanding on April 27, 1998.

REASONS FOR AND POSSIBLE EFFECTS OF PROPOSED AMENDMENT

     The Board of Directors recommends the authorization of Preferred Stock to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part of all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. As described below, the Company intends to issue a portion of the Preferred Stock to Heartland Advisors. The Company does not currently have any agreements, understandings or arrangements to issue any other shares of Preferred Stock.

     It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of holders of the Company's common stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series of the Preferred Stock. However, such effect might include: (a) reduction in the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of Preferred Stock and restrictions on dividends on common stock if dividends on the Preferred Stock are in arrears;
(b) dilution of the voting power of the common stock to the extent that the Preferred Stock has voting rights; and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

     The amendment may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuance of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of a company more difficult or more costly. Such an issuance could discourage or limit stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

PROPOSED SALE OF SERIES A CONVERTIBLE PREFERRED STOCK

     During April 1998, the Company received a proposal pursuant to which the Company would sell to a mutual fund managed by Heartland Advisors, a mutual fund manager based in Milwaukee, Wisconsin, shares of the Company's Preferred Stock, which the Company intends to designate as Series A Convertible Preferred Stock, for cash in an amount between $5 and $6 million.

     Under the terms of the proposal, the Series A Convertible Preferred
Stock would have cumulative dividends of 8.5% per annum, with dividends payable semi-annually. The holder would have the right to convert the Series A Convertible Preferred Stock into shares of Common Stock at a conversion ratio based on a price per share of Common Stock equal to 110% of the average price of the Common Stock during the twenty trading days prior to the closing. Beginning four years after the Closing, the Company would have the right to force the conversion of the Series A Convertible Preferred Stock, or redeem such shares for cash. The voting rights that would be given to the holder of the Series A Convertible Preferred Stock have not been determined.

     The proposal provides that the Company would file a registration statement with the Securities and Exchange Commission within 90 days of the closing to register the Series A Convertible Preferred Stock and the underlying Common Stock under the Securities Act of 1933, as amended, for resale by the holder.

     Based on 110% of an assumed average price of the Common Stock of $6.125 (the closing price on April 21, 1998), approximately 742,115 to 890,538 shares of Common Stock could be issued upon conversion of the Series A Convertible Preferred Stock. Such shares of Common Stock would represent approximately 11.3% to 13.3% of the Company's Common Stock which would then be outstanding, assuming no other issuances of Common Stock by the Company.

     The sale of the Series A Convertible Preferred Stock to the mutual fund managed by Heartland Advisors is contingent on shareholder approval of the amendment to the Articles of Incorporation, the negotiation of a definitive stock purchase agreement, and the final determination of the terms of the Series A Convertible Preferred Stock. It is possible that even if the amendment were to be approved by the shareholders, that the sale of the Series A Convertible Preferred Stock may not be completed.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares of the Company's Common Stock outstanding will be required to approve the proposed amendment to the Articles of Incorporation.

     The Board of Directors recommends a vote FOR the proposed amendment to the Articles of Incorporation.

                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.
                                ANNUAL REPORT

     The Company's Annual Report for the year ending December 31, 1997, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE ANNUAL MEETING TO BE HELD IN MAY 1999

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 1999 must be received at the offices of the Company, 7670 South Vaughn Court, Englewood, Colorado 80112, no later than December 28, 1998, in order to be included in the Company's proxy statement and proxy relating to that meeting.


                                    STEVEN H. DAVIS, PRESIDENT
Englewood, Colorado
April 27, 1998

                                                          PRELIMINARY COPY
P R O X Y
                       CET ENVIRONMENTAL SERVICES, INC.
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Steven H. Davis with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of CET Environmental Services, Inc. held of record by the undersigned on April 27, 1998, at the Annual Meeting of Shareholders to be held on June 2, 1998, or any adjournment thereof.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

          ___ FOR all nominees listed below (except as marked to the contrary).

          ___ WITHHOLD authority to vote for all the nominees listed below:

                  Craig C. Barto             Douglas W. Cotton
                  Robert A. Taylor           Rick C. Townsend
                  Steven H. Davis

[INSTRUCTION:  To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 1998:

          ___  FOR             ___  AGAINST             ___  ABSTAIN

     3. The approval of an amendment to the Company's Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of no par value Preferred Stock in such amounts, in one or more series, and with such designations, preferences, limitations and relative rights for each series as the Board of Directors shall determine.

          ___  FOR             ___  AGAINST             ___  ABSTAIN

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CET ENVIRONMENTAL SERVICES, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        (To be signed on the other side)

CET ENVIRONMENTAL SERVICES, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.


Dated:  ______________, 1998          _______________________________________
                                      Signature(s) of Shareholder(s)

                                      _______________________________________
                                      Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.